                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68789


PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED JANUARY 6, 1999


                                1,329,698 SHARES

                             ASPEN TECHNOLOGY, INC.

                                  COMMON STOCK


         This Prospectus Supplement supplements the information we provided in our January 6, 1999 Prospectus relating to our common stock. This Prospectus Supplement is not complete without the Prospectus, and we have not authorized anyone to deliver or use this Prospectus Supplement without the Prospectus.

         In this Prospectus Supplement, we use capitalized terms that we defined in the Prospectus. You should read the Prospectus to understand those terms. Unless we indicate otherwise, the information in this Prospectus Supplement is as of January 27, 1999.

         We are providing this Prospectus Supplement to delete the information regarding Donald E. Shobrys in the table under the caption "Selling Stockholders" in the Prospectus and to replace that information with the following:


                                                                                       SHARES TO BE
                                                      SHARES                         BENEFICIALLY OWNED
                                                BENEFICIALLY OWNED       NUMBER       AFTER OFFERING IF
                                               PRIOR TO OFFERING (1)    OF SHARES    ALL SHARES SOLD (1)
                                               ---------------------      BEING    -----------------------
NAME                                             NUMBER     PERCENT      OFFERED     NUMBER       PERCENT
--------                                       ----------   --------    ---------  -----------   ---------

Donald E. Shobrys..............................  208,068       *         208,068       --            --
Massachusetts Institute of Technology..........   10,000       *          10,000       --            --



----------
*    Percentage of shares beneficially owned is less than 1.0%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each of the selling stockholders possesses sole voting and investment power with respect to all of the shares of common stock owned by them, subject to community property laws where applicable. For purposes of this Prospectus Supplement only, we have calculated this percentage on the basis of 24,926,493 shares of common stock outstanding on January 21, 1999.









           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 4, 1999.